UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 29, 2025
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DUTCH BROS INC.
(Exact name of registrant as specified in its charter)
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Delaware		001-40798	87-1041305
(State or other jurisdiction of incorporation)		(Commission File Number)	(IRS Employer Identification No.)
300 N Valley Dr			97526
Grants Pass,	Oregon
(Address of principal executive offices)			(Zip Code)
(877) 899-2767
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Exchange on which Registered
Class A Common Stock, par value $0.00001 per share	BROS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
Certain Dutch Bros Inc. (the “Company”) subsidiaries (the “Loan Parties”) entered into an amendment and restatement of the existing $650 million senior secured credit facility, dated February 28, 2022, as amended with JPMorgan Chase Bank, N.A. as administrative agent and other financial institutions as the lenders party thereto (the “2022 Credit Facility”), on May 29, 2025 (the “Effective Date”), with JPMorgan Chase Bank, N.A. as administrative agent and other financial institutions as the lenders party thereto (the “2025 Credit Facility”).

The 2025 Credit Facility replaces the 2022 Credit Facility, and provides the borrowers with up to $650 million in credit availability, consisting of a $500 million revolving credit facility, and a term loan facility of up to $150 million. The 2025 Credit Facility also includes sublimits for letters of credit and swingline loans of up to $100 million and $20 million, respectively. The 2025 Credit Facility expires on May 29, 2030 (the “Maturity Date”). It also contains an option allowing the Loan Parties to increase the size of the 2025 Credit Facility by up to an additional (i) $230 million or (ii) 80% of EBITDAR, whichever is greater, with the agreement of the Administrative Agent and the applicable lenders party thereto.

Interest on borrowings under the 2025 Credit Facility is based on (i) the Alternate Base Rate plus an applicable margin, or (ii) the Term SOFR Rate plus an applicable margin (each as defined in the 2025 Credit Facility), and is payable in accordance with the selected interest rate period and upon maturity. Principal payments for the term loans are required on a quarterly basis in accordance with an amortization schedule up through and including the Maturity Date.

The Loan Parties are required to pay a commitment fee on a quarterly basis, at a per annum rate of between 0.20% and 0.45%, depending on the Company’s Net Lease-Adjusted Total Leverage Ratio (as defined in the 2025 Credit Facility), based on the average daily unused portion of the revolving credit facility.

The 2025 Credit Facility contains financial covenants that require the Loan Parties to not exceed a maximum Net Lease-Adjusted Total Leverage Ratio and maintain a minimum Coverage Ratio (as defined in the 2025 Credit Facility). The 2025 Credit Facility also contains certain negative covenants that, among other things, restrict the Loan Parties’ ability to incur additional debt, grant liens on assets, merge with or acquire other companies, make other investments, dispose of assets, and make restricted payments. Obligations under the 2025 Credit Facility are guaranteed by the Loan Parties, and secured by a first priority perfected security interest in substantially all of the assets of the guarantors.

On the Effective Date, the Loan Parties drew the full $150 million in term loan and $50 million in revolving loans under the 2025 Credit Facility, and the 2022 Credit Facility was repaid and terminated.

The foregoing is a summary only and does not purport to be a complete description of all of the terms, provisions, and agreements contained in the 2025 Credit Facility, and is subject to and qualified in its entirety by reference to the complete text of the 2025 Credit Facility, a copy of which is attached hereto as Exhibit 10.1.
Item 9.01.    Financial Statements and Exhibits
(d)    Exhibits

Exhibit No.	Description
10.1
Second Amended and Restated Credit Agreement, dated May 29, 2025, by and among Dutch Bros., LLC, DB Franchising USA, LLC, Boersma Bros. LLC, and the other Loan Parties party thereto, the financial institutions party thereto, and J.P. Morgan Chase Bank, N.A. as Administrative Agent.

104	Cover Page with Interactive Data File (formatted as Inline XBRL with applicable taxonomy extension information contained in Exhibits 101).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUTCH BROS INC.
(Registrant)

Date:	May 30, 2025	By:	/s/ Christine Barone
Christine Barone
Chief Executive Officer and President